Exhibit 99.1

SERA PROGNOSTICS REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

Salt Lake City – May 6, 2026 – Sera Prognostics Inc., The Pregnancy Company® (Nasdaq: SERA), focused on improving maternal and neonatal health by providing innovative pregnancy biomarker information to doctors and patients, today announced financial results for the first quarter ended March 31, 2026.

Key First Quarter and Recent Highlights:

•
Published Landmark PRIME Randomized Trial: Study in 5,018 women showing the PreTRM® test reduced early preterm births (–56% <32 weeks; –32% <35 weeks), NICU admissions (–20%), and neonatal morbidity (-20%), with one NICU day saved per 4.2 patients screened.
•
Expanded European Evidence Base with Two Peer-Reviewed Publications:
▪
PREPARE Survey Accepted for Publication in The Journal of Women’s Health: In March, results from the Pregnancy Research on European Women’s Preterm Birth Awareness, Risk and Education (PREPARE) survey were accepted for publication evaluating preterm birth awareness, risk perception, and education across five countries. Findings identified a meaningful gap between perceived awareness and actionable understanding of preterm birth risk, underscoring the need for earlier and more standardized risk communication, an area PreTRM® testing is designed to address. The live publication is expected in May.
▪
European Expert Commentary on the PRIME Trial Published in The Journal of Maternal-Fetal & Neonatal Medicine: In March, expert commentary highlighted that current European preterm birth prevention strategies fail to identify most women who deliver preterm. They recognized that the PreTRM approach better aligns with existing European healthcare systems.
•
Commercial Progress: Launched third partnership program expanding physician education and access to PreTRM. This program is expected to reach over 350 providers across three states. In parallel, we are now engaged in active discussions with 13 payers across 15 states, reflecting our strategy to deepen relationships within a focused set of target markets.
•
Strong Presence Across Key Medical Meetings:
▪
American College of Obstetricians and Gynecologists (ACOG) Annual Clinical and Scientific Meeting in May: Participation included a dedicated product theater and targeted engagement with clinicians to discuss evidence generation and clinical implementation of PreTRM.
▪
Society of Maternal-Fetal Medicine (SMFM) Annual Meeting in February: Highlighted key clinical evidence from PRIME study and engaged with maternal-fetal medicine specialists on PreTRM’s role in risk stratification and early intervention. We also engaged with SMFM leadership to discuss the PRIME study outcomes.

•
Continued Progress in Europe: Advancing toward CE marking with regulatory dossier preparation on track for mid‑year submission. Commercial readiness efforts are supported by ongoing clinical validation activities and engagement with European clinical and advisory stakeholders.
•
Cash Runway Extended Through 2029: As part of the final phase of our transition from a clinical to a commercial organization, we completed a comprehensive business review to redirect investment from clinical activities toward commercialization and rightsized our operating model, resulting in a sustainable cost structure to support the company across significant adoption and commercialization milestones through 2029.

“In the first quarter, our primary focus was building awareness with clinicians and the broader stakeholder community as we continue the evolution from clinical stage to a commercial driven organization,” said Zhenya Lindgardt, President and CEO of Sera Prognostics. “We made meaningful progress translating our expanding clinical foundation into commercial readiness, supported by growing peer reviewed validation in Europe, increasing clinician engagement, expanded education and access through the launch of our third partnership program, and active discussions with 13 payers across 15 states. Our strong presence at SMFM and ACOG and continued progress toward CE marking underscore our focus on scaling in high value markets and driving adoption of the PreTRM® test.”

“During the quarter, we advanced into the next phase of our evolution as a commercial organization through a comprehensive business review. As discussed in prior quarters, we redirected investment from clinical spend toward reimbursement driven commercialization while maintaining a sustainable cost structure,” said Austin Aerts, Chief Financial Officer of Sera Prognostics. “These actions extended our cash runway by approximately one year, through 2029, providing the financial flexibility to fund the company through key adoption and commercial milestones.”

Upcoming Investor Conferences

Company management will participate in the following investor conferences. When a fireside chat is scheduled a live webcast will be accessible through the Investors section of the Company's website for approximately 30 days following each conference.

•
RBC Capital Markets Global Healthcare Conference May 19-20, 2026 in New York: Zhenya Lindgardt, President & CEO will host one-on-one meetings on Tuesday, May 19.
•
Jefferies Global Healthcare Conference June 2-4, 2026 in New York: Zhenya Lindgardt, President and CEO, and Dr. Tiffany Inglis, Chief Medical Officer, will participate in a fireside chat on Wednesday June 3, at 9:20am ET and host one-on-one meetings.
•
William Blair 46th Annual Growth Stock Conference June 2-4 in Chicago: Austin Aerts, Chief Financial Officer, and Jay Boniface, Chief Scientific Officer, will host one-on-one meetings on Wednesday June 3.

First Quarter 2026 Financial Results

First quarter 2026 revenue was $14,000 compared to $38,000 for the first quarter of 2025.

Total operating expenses were $9.4 million, compared to $9.3 million for the same period in 2025.

Research and development expenses for the first quarter of 2026 were $3.0 million, compared to $3.3 million for the first quarter of 2025.

Selling, general and administrative expenses for the first quarter of 2026 were $6.3 million, compared to $5.9 million for the prior-year period as Sera continued to carefully invest in targeted commercial activities and strategic headcount additions, while building market awareness following the publication of PRIME study data.

Net loss for the quarter was $8.4 million, compared to $8.2 million for the first quarter of 2025 as the Company continued its focus on managing our capital resources ahead of expected revenue expansion in the future.

As of March 31, 2026, the Company had cash, cash equivalents, and available-for-sale securities of approximately $86.8 million, which Sera expects to fund the company across significant adoption and commercial milestones through 2029.

Conference Call Information

Sera Prognostics will host a corresponding conference call and live webcast today to discuss first quarter 2026 operational highlights, financial results and key topics at 5:00 p.m. Eastern Time. Individuals interested in listening to the conference call may do so by dialing the following:

US domestic callers: (800) 836-8184

International callers: (646) 357-8785

Webcast Registration Link: https://app.webinar.net/voeWlGmwyd6

Live audio of the webcast will be available online from the Investors page of the Company’s website at www.sera.com. The webcast will be archived on the Investors page and will be available for one year.

About Sera Prognostics, Inc.

Sera Prognostics is a leading health diagnostics company dedicated to improving the lives of women and babies through precision pregnancy care. Sera’s mission is to provide early, pivotal pregnancy information to improve the health of mothers and newborns, resulting in reductions in the costs of healthcare delivery. Sera has a robust pipeline of innovative diagnostic tests focused on the early prediction of preterm birth risk and other complications of pregnancy. Sera’s precision medicine PreTRM® Test reports to a physician the individualized risk of spontaneous premature delivery in a pregnancy, enabling earlier proactive interventions in women with higher risk. Sera Prognostics is headquartered in Salt Lake City, Utah.

About Preterm Birth

Preterm birth is defined as any birth before 37 weeks’ gestation and is the leading cause of illness and death in newborns. The 2025 March of Dimes Report Card shows that, for the fourth consecutive year, the United States earned a D+ grade for preterm birth, making the longest stretch of the lowest grade in Report Card history. Prematurity is associated with a significantly increased risk of major long-term medical complications, including learning disabilities, cerebral palsy, chronic respiratory illness, intellectual disability, seizures, and vision and hearing loss, and can generate significant costs throughout the lives of affected children. The annual health care costs to manage short- and long-term complications of prematurity in the United States were estimated to be approximately $25 billion for 2016.

About the PreTRM® Test

The PreTRM® Test is the only broadly validated, commercially available blood-based biomarker test that provides an early, accurate and individualized risk prediction for spontaneous preterm birth in asymptomatic singleton pregnancies. The PreTRM® Test measures and analyzes proteins in the blood that are highly predictive of preterm birth. The PreTRM® Test permits physicians to identify, during the weeks 18 through 20 of pregnancy, which women are at increased risk for preterm birth and its complications, enabling more informed, personalized clinical decisions based on each woman’s individual risk. The PreTRM® Test is ordered by a medical professional.

Sera, Sera Prognostics, the Sera Prognostics logo, The Pregnancy Company, and PreTRM are trademarks or registered trademarks of Sera Prognostics, Inc. in the United States and/or other countries.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the date and time and content of the Company’s quarterly earnings release and conference call; availability of the live audio of the conference call on the Company’s website; the Company’s third partnership program expanding physician education and access to PreTRM and reaching over 350 providers across three states; advancing toward CE marking with regulatory dossier preparation on track for mid‑year submission; a sustainable cost structure and funding the Company across significant adoption and commercialization milestones through 2029; translating the Company’s expanding clinical foundation into commercial readiness, increasing clinician engagement, and expanded education and access; scaling in high value markets and driving adoption of the PreTRM® test; extending the Company’s cash runway by approximately one year, through 2029; providing the financial flexibility to fund the Company through key adoption and commercial milestones; expected revenue expansion in the future; the Company’s attendance at, Company leadership’s availability for one-on-one meetings at, and the availability of webcasts from the RBC Capital Markets Global Healthcare Conference May 19-20, 2026 in New York, the Jefferies Global Healthcare Conference June 2-4, 2026 in New York, and the William Blair 46th Annual Growth Stock Conference June 2-4 in Chicago; and the Company’s strategic directives under the caption “About Sera Prognostics, Inc.” These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: net losses, cash generation, and the potential need to raise more capital; revenues from the

PreTRM Test representing substantially all Company revenues to date; the need for broad scientific and market acceptance of the PreTRM Test; a concentrated number of material customers; our ability to introduce new products; potential competition; our proprietary biobank; critical suppliers; estimates of total addressable market opportunity and forecasts of market growth; potential third-party payer coverage and reimbursement; new reimbursement methodologies applicable to the PreTRM Test, including new CPT codes and payment rates for those codes; changes in FDA regulation of laboratory-developed tests; the intellectual property rights protecting our tests and market position; and other factors discussed under the heading “Risk Factors” contained in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Contacts:

Investor Contact

Jennifer Zibuda, Head of Investor Relations

jzibuda@sera.com

+1 (801) 396-8043

Media Contact

Nicole Kaplan at Allison Worldwide

sera@allisonworldwide.com

+1 (847) 721-6033

SERA PROGNOSTICS, INC.

Condensed Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2026	2025
Revenue	$14	$38
Operating expenses:
Cost of revenue	42	40
Research and development	3,030	3,334
Selling and marketing	2,012	1,470
General and administrative	4,290	4,444
Total operating expenses	9,374	9,288
Loss from operations	(9,360)	(9,250)
Interest expense	(2)	(4)
Other income, net	963	1,067
Net loss	$(8,399)	$(8,187)
Net loss per share, basic and diluted	$(0.17)	$(0.20)
Weighted-average shares outstanding, basic and diluted	50,258,849	41,968,076

SERA PROGNOSTICS, INC.

Condensed Balance Sheets

(unaudited)

(in thousands)

	March 31,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$4,175	$3,944
Marketable securities	43,226	35,257
Accounts receivable	11	12
Prepaid expenses and other current assets	2,314	1,557
Total current assets	49,726	40,770
Property and equipment, net	1,096	1,149
Long-term marketable securities	39,365	56,579
Intangible assets, net	881	910
Other assets	2,476	2,525
Total assets	$93,544	$101,933
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$767	$862
Accrued and other current liabilities	2,342	3,009
Finance lease obligation, current portion	—	2
Deferred revenue	20,310	20,315
Total current liabilities	23,419	24,188
Operating lease obligation, net of current portion	2,505	2,337
Total liabilities	25,924	26,525
Commitments and contingencies
Stockholders’ equity:
Common stock, Class A and Class B	4	4
Additional paid-in capital	387,721	386,864
Accumulated other comprehensive income	16	262
Accumulated deficit	(320,121)	(311,722)
Total stockholders' equity	67,620	75,408
Total liabilities and stockholders' equity	$93,544	$101,933